NEWS RELEASE
Exhibit 99.1
For Immediate Release
Astronics Corporation Appoints Nancy L. Hedges as
Chief Financial Officer Effective January 4, 2025
To succeed David C. Burney upon his retirement
EAST AURORA, NY, October 15, 2024 – Astronics Corporation (NASDAQ: ATRO) (“Astronics” or the “Company”) today announced that its Board of Directors has appointed Nancy L. Hedges, currently Controller and Principal Accounting Officer, to Vice President and Chief Financial Officer effective upon the retirement of David C. Burney, the Company’s current CFO, on January 3, 2025.
Peter J. Gundermann, Chairman, President and Chief Executive officer, commented, “Nancy has attained strong command of our financial landscape across the broad range of our business, and has been intimately involved in our financial strategies and recent financing activities. She has an excellent working knowledge of our operations and has established herself as a leader among our team. We expect the upcoming transition to be seamless, as her breadth and depth of experience will enhance our performance initiatives and ensure a continued focus on improving financial performance, generating cash and further strengthening our balance sheet as we move forward.”
Nancy Hedges, CPA, joined Astronics in 2014 as Principal Accounting Officer and Controller. Prior to Astronics, she served as Director of Accounting and External Reporting at Dayco, LLC (formerly Mark IV Industries, Inc.) from May 2008 to November 2014. Ms. Hedges also brings over twelve years of experience at PricewaterhouseCoopers LLP in its Accounting and Business Advisory Services practice where she was a Senior Manager. She graduated cum laude from Canisius University (fka Canisius College) with a B.S. in Accounting and currently serves on Canisius’ Council on Accountancy.
Mr. Gundermann continued, “Dave has been an integral, dedicated member of our executive team for 29 years including nearly 22 as Chief Financial Officer. He actively supported twelve acquisitions and led our finance team as Astronics grew from sales of $33 million in 2003 to close to $800 million today. Dave has been a dependable and consistent contributor over the years and deserves a lot of credit for the Company’s success.”
Mr. Burney said, “I feel extremely blessed to have spent the last 29 years working as part of the team of talented and principled people that have achieved so much at Astronics. I will retire assured that the Company is in a strong position to continue its recent success, and I am highly confident that Nancy will provide the strong leadership necessary for solid execution with the opportunities ahead. Astronics has an exciting future and I look forward to watching its progress.”
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934.

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Appoints Nancy L. Hedges as Chief Financial Officer Effective January 4, 2025

October 15, 2024
One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate,” “feeling” or other similar expressions and include all statements with regard to the transition of the Chief Financial Officer position, achieving any revenue or profitability expectations, improving financial performance, generating cash and further strengthening the balance sheet, the execution of opportunities, and the rate of acceleration of the business. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of global pandemics and related governmental and other actions taken in response, the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the impact of regulatory activity and public scrutiny on production rates of a major U.S. aircraft manufacturer, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Company Contact:	Investor Contact:
David C. Burney	Kei Advisors LLC
Executive Vice President and CFO	Deborah K. Pawlowski
invest@astronics.com	Investor Relations
+1.716.805.1599	dpawlowski@keiadvisors.com
+1.716.843.3908

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Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052